Exhibit 5.1

Glen Y. Sato

+1 650 843 5502

gsato@cooley.com

March 30, 2015

NovaBay Pharmaceuticals, Inc.

5980 Horton Street, Suite 550

Emeryville, CA 94608

RE:	Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 25,687,128 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), issued pursuant to that certain Securities Purchase Agreement dated March 3, 2015 (the “Agreement”), including up to 16,413,796 shares of the Company common stock (the “Warrant Shares”) issued pursuant to the Agreement, which in each case are held by certain stockholders named in such prospectus.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the resolutions adopted by the Financing Committee of the Board of Directors of the Company on March 2, 2015, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have assumed that, at the time of issuance and sale of the Warrant Shares, a sufficient number of shares of common stock is authorized and available for issuance and that the consideration for the issuance and sale of the Warrants exercisable for common stock is in an amount that is not less than the par value of the common stock.

Our opinion is expressed only with respect to the General Corporation Law of the State of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable and if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley llp

By:    /s/ Glen Y. Sato

Glen Y. Sato

3175 Hanover Street, Palo Alto, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com